EXHIBIT 23.8
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                  CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3, Amendment No. 1, of LaSalle Partners Incorporated and subsidiaries of our reports dated September 4, 1998 and September 17, 1998 relating to the consolidated financial statements of The Compass Companies for the years ended December 31, 1996 and 1995 and the consolidated financial statements of The Yarmouth Group Property Management, Inc. for the six month period ended June 30, 1997 and for the years ended December 31, 1996 and 1995, respectively, which appear in the Current Report on Form 8-K of LaSalle Partners Incorpo-rated and subsidiaries dated October 8, 1998. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
February 9, 1999